EXHIBIT 99.1

Eagle Bancorp Announces Year End Earnings, Fourth Quarter Earnings and Increases Quarterly Cash Dividend

HELENA, Mont., July 17, 2008 (PRIME NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $2,110,000, or $1.97 per share ($1.74 per share diluted), for the year ended June 30, 2008, and announced an increased cash dividend of $0.255 per share. These earnings represent an increase of $332,000, or 18.7%, compared to $1,778,000 for the year ended June 30, 2007. Earnings for the quarter ended June 30, 2008 were $889,000, or $0.83 per share ($0.73 per share diluted), an increase of 101.13% compared to $442,000 for the quarter ended June 30, 2007.

Eagle's quarterly cash dividend of $0.255 per share for the fourth quarter of Eagle's fiscal year represents an increase of $0.015 per share, or 6.25%, over the previous quarter's dividend. The dividend is payable August 22, 2008 to shareholders of record at the close of business on August 1, 2008.

"We are pleased with our strong growth in assets and to again increase the dividend to our stockholders. Also, our asset quality remains very strong during a period when other parts of the country are experiencing a difficult lending environment," said CEO Peter Johnson.

The increase in net income for the year ended June 30, 2008 was the result of an increase in net interest income of $751,000 offset by a decrease in noninterest income of $37,000 and an increase in noninterest expense of $449,000. Eagle's tax provision was $108,000 higher in 2008. Eagle's return on assets was 0.80% and its return on equity was 8.49%, compared with 0.76% and 7.63%, respectively, for the year ended June 30, 2007.

The decrease in noninterest income of $37,000 for the year ended June 30, 2008 was due to a recognized loss on Freddie Mac and Fannie Mae preferred stock of $511,000 that is accounted for under Statement of Financial Accounting Standard (SFAS) No. 159 "Fair Value Option for Financial Assets and Financial Liabilities". Eagle implemented SFAS on July 1, 2007. The preferred stock of Freddie Mac and Fannie Mae currently held by the company constitutes $1.321 million or 0.47 percent of total assets as of June 30, 2008. This stock continues to demonstrate high price volatility and could negatively impact future earnings of the Company.

The increase in net income of $447,000 for the fourth quarter was the result of an increase in net interest income of $442,000 along with an increase in noninterest income of $164,000 offset by an increase in noninterest expense of $170,000. Eagle's tax provision was $164,000 higher in the current quarter. Eagle's fourth quarter annualized return on assets was 1.30% and its annualized return on equity was 13.83%, compared with 0.73% and 7.30%, respectively, for the same quarter in 2007.

Total interest and dividend income increased $425,000 to $3.713 million for the quarter ended June 30, 2008 from $3.288 million for the quarter ended June 30, 2007. This was due primarily to increases in interest and fees on loans of $203,000 and interest on securities available-for-sale of $222,000. Total interest expense decreased $17,000 to $1.598 million for the quarter ended June 30, 2008 from $1.615 million for the quarter ended June 30, 2007. Interest on deposits decreased $208,000 while interest on borrowings increased $193,000.

The favorable economic conditions in the southwestern Montana markets where the Bank conducts its principal operations enabled Eagle to reduce its allowance for loan loss by $175,000 at the end of the quarter ended June 30, 2008. During the year, Eagle's asset quality has been very strong. For example, its portfolio of first lien 1-4 family mortgages experienced little or no delinquencies during the year. In addition, asset quality in the other loan categories remains strong. This has been reflected in low loan delinquencies and loss rates over the past several years. Likewise, the economy in Montana in general and more specifically in southwest Montana has continued to be robust unlike other parts of the country. Montana's unemployment remains low at 4.2 percent, as reported by the Bureau of Labor Statistics at the end of May 2008 and only 3.2 percent for Lewis and Clark County where a majority of the Bank's loans are located. Thus far the difficulties in other markets with regard to housing have not been felt as acutely in the Bank's markets. RealtyTrac(r) ranks Montana 46th among all states for single family residential foreclosures at the end of June 2008.

Total assets increased $35.22 million, or 14.39%, to $279.91 million at June 30, 2008 from $244.69 million at June 30, 2007. Loans receivable increased $16.01 million, or 10.12%, to $174.15 million from $158.14 million. Investment securities available-for-sale increased to $78.42 million from $64.77 million. Deposits decreased $800 thousand, or 0.45%, to $178.85 million from $179.65 million. Advances and other borrowings increased $34.42 million, or 101.84%, to $68.22 million from $33.80 million. Total stockholders' equity increased $1.54 million, or 6.42%, to $25.63 million at June 30, 2008 from $24.09 million at June 30, 2007. This was the result of net income for the period of $2.110 million and by a decrease in accumulated other comprehensive loss of $86,000 (mainly due to a decrease in net unrealized loss on securities available-for-sale). These were partially offset by treasury stock purchases and dividends paid.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 60.3% of Eagle Bancorp's common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)
                                                   June 30,    June 30,
                                                     2008        2007
                                                  (Unaudited) (Audited)
 ASSETS
 Cash and due from banks                              3,541      2,709
 Interest-bearing deposits with banks                   549        360
                                                   --------   --------
 Total cash and cash equivalents                      4,090      3,069

 Investment securities FAS 159, at market value       1,321          0
 Investment securities available-for-sale, at
  market value                                       78,417     64,774
 Investment securities held-to-maturity, at cost        697        921
 Investment in nonconsolidated subsidiary               155        155
 Federal Home Loan Bank stock, at cost                1,715      1,315
 Mortgage loans held-for-sale                         1,370      1,175
 Loans receivable, net of deferred loan fees and
  allowance for loan losses of $300 at June 30,
  2008 and $518 at June 30, 2007                    174,149    158,140
 Accrued interest and dividends receivable            1,426      1,333
 Mortgage servicing rights, net                       1,652      1,628
 Property and equipment, net                          8,080      5,806
 Cash surrender value of life insurance               6,285      5,764
 Real estate acquired in settlement of loans,
  net of allowance for losses                             0          0
 Other assets                                           550        606
                                                   --------   --------

     Total assets                                   279,907    244,686
                                                   ========   ========

 LIABILITIES
 Deposit accounts:
   Noninterest bearing                               14,617     13,694
   Interest bearing                                 164,233    165,953
                                                   --------   --------
     Total deposits                                 178,850    179,647

 Federal Funds Purchased                              3,000      3,800
 Advances from Federal Home Loan Bank and
  Other Borrowings                                   65,223     30,000
 Long-Term Subordinated Debentures                    5,155      5,155
 Accrued expenses and other liabilities               2,045      1,996
                                                   --------   --------
     Total liabilities                              254,273    220,598

 EQUITY
 Preferred stock (no par value, 1,000,000 shares
  authorized, none issued or outstanding)
 Common stock (par value $0.01 per share;
  9,000,000 shares authorized; 1,223,572 shares
  issued; 1,076,072 and 1,084,357 shares
  outstanding at June 30, 2008 and June 30,
  2007, respectively)                                    12         12
 Additional paid-in capital                           4,487      4,387
 Unallocated common stock held by employee stock
  ownership plan ("ESOP")                               (55)       (92)
 Treasury stock, at cost (147,500 and 139,215
  shares at June 30, 2008 and June 30, 2007,
  respectively)                                      (5,013)    (4,759)
 Retained earnings                                   27,025     25,448
 Accumulated other comprehensive (loss) income         (822)      (908)
                                                   --------   --------
     Total equity                                    25,634     24,088

     Total liabilities and equity                   279,907    244,686
                                                   ========   ========

                     EAGLE BANCORP AND SUBSIDIARY
                   Consolidated Statements of Income
               (In Thousands, except for Per Share Data)

                        Three Months Ended       Twelve Months Ended
                             June 30,                 June 30,
                           (unaudited)              (unaudited)
                    ------------------------  ------------------------
                       2008          2007        2008         2007
                    -----------  -----------  -----------  -----------
 Interest and
  Dividend Income:
 Interest and
  fees on loans     $     2,736  $     2,533       10,905  $     9,731
 Interest on
  deposits with
  banks                       9           11           63           50
 Securities
  held-to-
  maturity                    8           10           34           43
 Securities
  available-for-
  sale                      953          731        3,071        2,820
 FHLB dividends               7            3           16            7
                    -----------  -----------  -----------  -----------
     Total
      interest
      and
      dividend
      income              3,713        3,288       14,089       12,651
                    -----------  -----------  -----------  -----------

 Interest Expense:
 Deposits                   935        1,143        4,387        4,191
 Advances and
  other borrowings          588          395        1,966        1,466
 Subordinated
  debentures                 75           77          300          309
                    -----------  -----------  -----------  -----------
     Total
      interest
      expense             1,598        1,615        6,653        5,966
                    -----------  -----------  -----------  -----------

 Net Interest
  Income                  2,115        1,673        7,436        6,685
 Loan loss
  provision                (175)           0         (175)           0
                     ----------- -----------   ----------- -----------
 Net interest
  income after
  loan loss
  provision               2,290        1,673        7,611        6,685
                    -----------  -----------  -----------  -----------

 Noninterest
  income:
 Net gain on sale
  of loans                  255          181          801          643
 Demand deposit
  service charges           164          119          711          496
 Mortgage loan
  servicing fees            136          128          542          533
 Net gain on sale
  of available-for-
  sale securities             0            0           72           (4)
 Net gain (loss)
  on securities
  FAS 159                    38            0         (511)           0
 Other                      159          160          609          593
                    -----------  -----------  -----------  -----------
     Total
      noninterest
      income                752          588        2,224        2,261
                    -----------  -----------  -----------  -----------

 Noninterest
  expense:
 Salaries and
  employee
  benefits                1,013          922        3,965        3,617
 Occupancy
  expenses                  136          127          537          537
 Furniture and
  equipment
  depreciation               71           71          281          287
 In-house computer
  expense                    77           75          297          286
 Marketing expense          108           51          293          247
 Amortization of
  mtg servicing
  fees                       89           90          313          305
 Federal
  insurance
  premiums                    5            5           20           21
 Postage                     20           22           99           86
 Legal,accounting,
  and examination
  fees                       51           54          220          232
 Consulting fees             44           23          116           79
 ATM processing              16           14           56           49
 Other                      217          223          866          868
                    -----------  -----------  -----------  -----------
     Total
      noninterest
      expense             1,847        1,677        7,063        6,614
                    -----------  -----------  -----------  -----------

 Income before
  provision for
  income taxes            1,195          584        2,772        2,332
                    -----------  -----------  -----------  -----------

 Provision for
  income taxes              306          142          662          554
                    -----------  -----------  -----------  -----------

 Net income         $       889  $       442  $     2,110  $     1,778
                    ===========  ===========  ===========  ===========

 Basic earnings
  per share         $      0.83  $      0.41  $      1.97  $      1.66
                    ===========  ===========  ===========  ===========

 Diluted earnings
  per share         $      0.73  $      0.37  $      1.74  $      1.47
                    ===========  ===========  ===========  ===========

 Weighted average
  shares
  outstanding
  (basic eps)         1,069,027    1,072,745    1,070,600    1,072,823
                    ===========  ===========  ===========  ===========

 Weighted average
  shares
  outstanding
  (diluted eps)       1,215,912    1,211,312    1,214,186    1,209,586
                    ===========  ===========  ===========  ===========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and Chief
           Financial Officer
            (406) 457-4007